Exhibit 10.11

INTCOMEX, INC.

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the 14th day of November, 2007, between Intcomex, Inc., a Delaware corporation (the “Company”), and Carol Miltner (the “Grantee”).

WHEREAS, in connection with initial public offering of common shares of the Company (the “IPO”), the Company desires to promote the interests of the Company by providing key service providers of the Company with an appropriate incentive to encourage them to continue in the service and to improve the growth and profitability of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to make a grant of common stock of the Company, subject to certain vesting conditions and transfer restrictions (“Restricted Stock”) to the Grantee, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1 Grant of Restricted Stock. Pursuant to, and subject to the terms and conditions set forth herein, the Company hereby grants Grantee 32 shares of Restricted Stock, which number shall be adjusted for any splits of the Company’s common stock in the form of a stock dividend to the Company’s existing stockholders prior to or on the Grant Date (the “Restricted Stock Award”).

2. Grant Date. The Grant Date of the Restricted Stock Award hereby granted is the pricing date of the IPO.

3. Vesting; Lapse of Restrictions.

(a) Vesting Schedule. The Restricted Stock Award shall vest and any Transfer Restrictions (as defined below) shall lapse with respect to 11, 11, and 10 shares of common stock subject to such Restricted Stock Award on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), respectively, subject in each case to the Grantee’s continued service with the Company as of such anniversary.

(b) Additional Vesting on a Termination. Notwithstanding Section 3(a) hereof, Grantee shall immediately vest and all Transfer Restrictions shall lapse with respect to 100% of the Restricted Stock on the earlier of (i) death or disability (as determined in good faith by the Board) and (ii) Grantee, after being nominated to the Board, is not elected to the Board by shareholders of the Company. In the event Grantee’s service with the Company is terminated for any reason other than as described in the immediately preceding sentence, upon such termination, any portion of the Restricted Stock Award that has not yet vested shall be immediately forfeited.

4. Change in Control. In the event of a Change in Control (as defined below) other than in the event of a public offering (whether primary or secondary) of the Company’s common stock, the Company shall have the right to terminate the Grantee’s then outstanding unvested Restricted Stock underlying the Restricted Stock Award, in which case the Company, or the successor or acquiror in such Change in Control, shall pay to the Grantee an amount in cash equal to the product of the number of unvested shares of the Restricted Stock times the per share consideration paid to the holders of the Company’s common stock in the Change in Control. The termination of the Restricted Stock and related cash payments under this section shall occur, and be paid to the Grantee, respectively, immediately prior to the Change in Control. For purposes of this section, “Change in Control” shall mean the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50.0%) of the total voting power represented by the Company’s then outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50.0%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

5. Rights of Grantee. Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the Restricted Stock Award, including the right to vote the shares of Restricted Stock.

6. Limitations on Transfer. Prior to the applicable Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the Restricted Stock Award, except by will or the laws or descent or distribution (the “Transfer Restrictions”). In the event of any purported transfer of any portion of the Restricted Stock Award in violation of the provisions of this Agreement, such purported transfer shall, to the extent permitted by applicable law, be void and of no effect.

7. Escrow and Delivery of Shares.

(a) Certificates (or an electronic “book entry” on the books of the Company’s stock transfer agent) representing the shares of Restricted Stock shall be issued and held by the Company (or its stock transfer agent) in escrow (together with any stock transfer powers which the Company may request of Grantee) and shall remain in the custody of the Company (or its stock transfer agent) until (i) their delivery to the Grantee as set forth in Section 6(b), or (ii) their forfeiture and transfer to the Company as set forth in Section 3(b). The appointment of an independent escrow agent shall not be required.

(b) Certificates (or an electronic “book entry”) representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed shall be delivered to the Grantee as soon as practicable following the Vesting Date.

(c) The Grantee, or the executors or administrators of the Grantee’s estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock delivered to him or her pursuant to Sections 6(b) and 6(c) free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

(d) Each stock certificate issued pursuant to Section 6(a) shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK CONTAINED IN A RESTRICTED STOCK AGREEMENT (THE “AGREEMENT”) BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THE SHARES REPRESENTED HEREBY. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.

(e) As soon as practicable following a Vesting Date, the Company shall issue a new certificate (or electronic “book entry”) for shares of the Restricted Stock which have become non-forfeitable in relation to such Vesting Date, which new certificate (or electronic “book entry”) shall not bear the legend set forth in Section 6(d) and shall be delivered in accordance with Sections 6(b) and 6(c).

8. Dividends. All dividends declared and paid by the Company on shares underlying the Restricted Stock Award shall be deferred until the lapsing of the Transfer Restrictions and shall be distributed only to the extent the underlying shares of Restricted Stock vest and are distributed in accordance with Section 3 and Section 6. The deferred dividends shall be held by the Company for the account of the Grantee until the Vesting Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be. Upon the forfeiture of the shares of Restricted Stock pursuant to Section 3, any deferred dividends shall also be forfeited to the Company.

9. Change in Capital Structure. In the event of any change in the common stock of the Company by reason of any stock dividend, split, combination of shares, exchange of shares, warrants or rights offering to purchase common stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Company in the number and kind of shares subject to the Restricted Stock Award, whose determination shall be binding and conclusive on all persons.

10. No Right to Continued Service. Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right to serve on the Board for any period of time, nor shall this Agreement interfere in any way with the right of the Company to terminate the Grantee’s service to the Company at any time.

11. Taxes. No income will be recognized by the Grantee at the time of issuance of Restricted Shares, unless an election under Internal Revenue Code Section 83(b) is made by the Grantee.

12. Interpretation; Modification of Agreement. This Agreement shall be administered by the Board which shall have full authority to construe and interpret this Agreement, to modify, amend, suspend or terminate this Agreement, except to the extent that such actions would adversely affect the rights of Grantee under this Agreement.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle.

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IN WITNESS WHEREOF, the Company and the Grantee have each caused this Agreement to be duly executed as of the day and year first written above.

INTCOMEX, INC.

By:	/s/ Michael Shalom
Name:	Michael Shalom
Title:	President

GRANTEE:

By:	/s/ Carol Miltner
Name:	Carol Miltner